Exhibit 99.1

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Press Release
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                                                           For Immediate Release

                     COMPOSITECH LTD. ANNOUNCES TERMINATION
                           OF MERGER NEGOTIATIONS WITH
                       NETDIRECT INTERNATIONAL CORPORATION

     Will Continue to Pursue Licensing Program and Resume Other Merger
Discussions

     HAUPPAUGE, N.Y, March 6, 2000 -- Compositech Ltd. (NASDAQ: CTEK), a developer of high tech laminates for the printed circuit board industry, announced today that merger negotiations with Netdirect International Corporation (OTC BB: VTCO) have terminated.

     "The timetable for the merger was delayed because of Netdirect's pending acquisition of HardwareStreet.com," said Compositech Chairman and CEO Jonas Medney. "This caused Netdirect to revise their business plan to emphasize strategic partnerships directly in their line of business."

     Greg Appelhof, President and CEO of Netdirect stated: "Compositech's technology, while very exciting, would require us to divert our focus from the new business strategy."

     "This releases us from our stand-still obligations," Medney added. "We are now free to pursue other merger and acquisition discussions and financing sources to sustain our reduced level of operations while we proceed with our previously announced licensing and development programs. We believe these steps will enable us to maximize the potential of our technology and, in turn, our shareholder value."

     Compositech recently announced the engagement of International Licensing Network - a world-renowned firm specializing in technology, licensing and acquisitions - to direct licensing programs and negotiations with several major laminate manufacturers.

     Compositech Ltd. has developed innovative and superior copper-clad and fiberglass epoxy laminates used to make printed circuit boards, which are essential components of personal computers, workstations, data communications, Internet servers and telecommunications equipment.

     Compositech(TM) and CL200+(TM) are trademarks of Compositech Ltd.

     The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934 that involve a number of risks and uncertainties. Actual events or results may differ from the Company's expectations. There is no assurance that the Company will be successful in its merger or acquisition efforts, the obtaining of financing or the sale of licenses. In addition to the matters described in this press release, risk factors listed from time to time in the Company's SEC reports and filings, including, but not limited to, its reports on Form 10-QSB for the quarter ended September 30, 1999, its registration statement on Form S-3 declared effective by the Securities and Exchange Commission on June 15, 1999 and its report on Form 10-KSB for the year ended December 31, 1998, may affect the results achieved by the Company.

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Contact:  Compositech Ltd.                           Investor Relations Services
          ----------------                           ---------------------------
         Jonas Medney, Chairman and CEO              Dan Kinnison
         Samuel S. Gross, CFO                                 490 N. Causeway
         Compositech Ltd.                            New Smyrna Beach, FL 32169
         120 Ricefield Lane                                   904/409-0200
         Hauppauge, NY  11788-2008                   invrel@ix.netcom.com
                                                     --------------------
         631/436-5200
         samgross@specdata.com
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